CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$5,601,730	$697.42

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

October 2017 Registration Statement No. 333-212571 Pricing Supplement dated October 20, 2017 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020

Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM (the “Auto-Callable Trigger PLUS”) will pay no interest and do not guarantee any return of principal at maturity. Instead, if the closing level of the underlier on the call observation date is greater than or equal to 115.50% of the initial underlier value, the Auto-Callable Trigger PLUS will be automatically redeemed for a cash payment of $11.55 per Auto-Callable Trigger PLUS, or 115.50% of the stated principal amount. If the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount plus the leveraged upside performance of the underlier. If the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, which is equal to 85% of the initial underlier value, at maturity investors will receive the stated principal amount. However, if the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than the trigger value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 85% of the stated principal amount and could be zero. The Auto-Callable Trigger PLUS are for investors who seek an equity index-based return and who are willing and able to risk their principal and forgo current income in exchange for the leverage feature and the limited protection against loss, which applies only if the Auto-Callable Trigger PLUS are not redeemed and the final underlier value is greater than or equal to the trigger value, subject to automatic early redemption. Investors may lose their entire initial investment in the Auto-Callable Trigger PLUS. The Auto-Callable Trigger PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the Auto-Callable Trigger PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Auto-Callable Trigger PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

FINAL TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (the “underlier”)
Aggregate principal amount:	$5,601,730
Stated principal amount:	$10 per Auto-Callable Trigger PLUS
Initial issue price:	$10 per Auto-Callable Trigger PLUS (see “Commissions and initial issue price” below)
Pricing date:	October 20, 2017
Original issue date:	October 25, 2017
Call observation date†:	April 22, 2019
Valuation date†:	October 20, 2020
Maturity date†:	October 23, 2020
Interest:	None
Automatic early redemption:	If, on the call observation date, the closing level of the underlier is greater than or equal to the call threshold level, the Auto-Callable Trigger PLUS will be automatically redeemed for the early redemption payment on the third business day following the call observation date. The Auto-Callable Trigger PLUS will not be redeemed early if the closing level of the underlier is less than the call threshold level on the call observation date. No further payments will be made on the Auto-Callable Trigger PLUS after they have been redeemed. In addition, if the Auto-Callable Trigger PLUS are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final underlier value is greater than the initial underlier value. Moreover, the early redemption payment will be significantly less than the payment at maturity you would receive for the same level of appreciation of the underlier had the Auto-Callable Trigger PLUS not been automatically redeemed and instead remained outstanding until maturity.
Call threshold level:	$2,974.37, which is 115.50% of the initial underlier value (rounded to two decimal places)
Early redemption payment:	$11.55 per Auto-Callable Trigger PLUS (115.50% of the stated principal amount)
Payment at maturity:

If the Auto-Callable Trigger PLUS are not redeemed prior to maturity, you will receive on the maturity date a cash payment per Auto-Callable Trigger PLUS determined as follows:

•   If the final underlier value is greater than the initial underlier value:

$10 + leveraged upside payment

•   If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value:

$10

•   If the final underlier value is less than the trigger value:

$10 × underlier performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 15%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the Auto-Callable Trigger PLUS. Any payment on the Auto-Callable Trigger PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Auto-Callable Trigger PLUS, by acquiring the Auto-Callable Trigger PLUS, each holder of the Auto-Callable Trigger PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per Auto-Callable Trigger PLUS	$10	$10	$0.25(2) $0.05(3)	$9.70
Total	$5,601,730.00	$5,601,730.00	$168,051.90	$5,433,678.10
(1)	Our estimated value of the Auto-Callable Trigger PLUS on the pricing date, based on our internal pricing models, is $9.579 per Auto-Callable Trigger PLUS. The estimated value is less than the initial issue price of the Auto-Callable Trigger PLUS. See “Additional Information Regarding Our Estimated Value of the Auto-Callable Trigger PLUS” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.25 for each Auto-Callable Trigger PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Auto-Callable Trigger PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Auto-Callable Trigger PLUS and hold such Auto-Callable Trigger PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the Auto-Callable Trigger PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of Auto-Callable Trigger PLUS available for secondary trading and, therefore, could adversely affect the price of the Auto-Callable Trigger PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the Auto-Callable Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 13 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

The Auto-Callable Trigger PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Auto-Callable Trigger PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the Auto-Callable Trigger PLUS. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the Auto-Callable Trigger PLUS after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The Auto-Callable Trigger PLUS constitute our unsecured and unsubordinated obligations. The Auto-Callable Trigger PLUS are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 18, 2016	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Initial underlier value:	2,575.21, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
Leveraged upside payment:	$10 × leverage factor × underlier return
Leverage factor:	125%. The leverage factor will be applicable only if the Auto-Callable Trigger PLUS are not redeemed and the final underlier value is greater than or equal to the initial underlier value.
Trigger value:	2,188.93, which is 85% of the initial underlier value (rounded to two decimal places)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Closing level*:	Closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06746M354 / US06746M3549
Listing:	The Auto-Callable Trigger PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	If the underlier is discontinued or if the sponsor of the underlier fails to publish the underlier, the calculation agent may select a successor underlier or, if no successor underlier is available, will calculate the value to be used as the closing level of the underlier. In addition, the calculation agent will calculate the value to be used as the closing level of the underlier in the event of certain changes in or modifications to the underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.
†	Each of the call observation date and the valuation day may be postponed if that date is not a scheduled trading day or if a market disruption event occurs on that day as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
Barclays Capital Inc.

October 2017	Page 2

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Auto-Callable Trigger PLUS

You should read this document together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the Auto-Callable Trigger PLUS are a part. This document, together with the documents listed below, contains the terms of the Auto-Callable Trigger PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Auto-Callable Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Auto-Callable Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Index supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

October 2017	Page 3

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Auto-Callable Trigger PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the Auto-Callable Trigger PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Auto-Callable Trigger PLUS on the pricing date is less than the initial issue price of the Auto-Callable Trigger PLUS. The difference between the initial issue price of the Auto-Callable Trigger PLUS and our estimated value of the Auto-Callable Trigger PLUS results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Auto-Callable Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Auto-Callable Trigger PLUS, and estimated development and other costs that we may incur in connection with the Auto-Callable Trigger PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the Auto-Callable Trigger PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Auto-Callable Trigger PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Auto-Callable Trigger PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Auto-Callable Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the Auto-Callable Trigger PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Auto-Callable Trigger PLUS and other costs in connection with the Auto-Callable Trigger PLUS that we will no longer expect to incur over the term of the Auto-Callable Trigger PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Auto-Callable Trigger PLUS and/or any agreement we may have with the distributors of the Auto-Callable Trigger PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Auto-Callable Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 13 of this document.

October 2017	Page 4

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Auto-Callable Trigger PLUS, by acquiring the Auto-Callable Trigger PLUS, each holder of the Auto-Callable Trigger PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Auto-Callable Trigger PLUS; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Auto-Callable Trigger PLUS into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Auto-Callable Trigger PLUS such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Auto-Callable Trigger PLUS, or amendment of the amount of interest or any other amounts due on the Auto-Callable Trigger PLUS, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Auto-Callable Trigger PLUS solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Auto-Callable Trigger PLUS further acknowledges and agrees that the rights of the holders of the Auto-Callable Trigger PLUS are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Auto-Callable Trigger PLUS may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

October 2017	Page 5

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Auto-Callable Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020 (the “Auto-Callable Trigger PLUS”) can be used:

▪	To provide an opportunity to earn the early redemption payment, which is an amount equal to $11.55 per Auto-Callable Trigger PLUS, or 115.50% of the stated principal amount, if the closing level of the underlier on the call observation date is greater than or equal to the call threshold level.

▪	As an alternative to direct exposure to the underlier that, if the Auto-Callable Trigger PLUS are not redeemed prior to maturity, enhances returns for any positive performance of the underlier

▪	If the Auto-Callable Trigger PLUS are not redeemed prior to maturity, to enhance returns and outperform the underlier in a bullish scenario

▪	If the Auto-Callable Trigger PLUS are not redeemed prior to maturity, to achieve similar levels of upside exposure to the underlier as a direct investment, while using fewer dollars by taking advantage of the leverage factor

▪	If the Auto-Callable Trigger PLUS are not redeemed prior to maturity, to provide limited protection against a loss of principal in the event of a decline of the underlier from the pricing date to the valuation date, but only if the final underlier value is greater than or equal to the trigger value

If the final underlier value is less than the trigger value, the Auto-Callable Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 3 years (unless redeemed earlier)
Call threshold level:	115.50% of the initial underlier value
Early redemption payment:	$11.55 (115.50% of the stated principal amount) per Auto-Callable Trigger PLUS
Leverage factor:	125% (applicable only if the final underlier value is greater than the initial underlier value and the Auto-Callable Trigger PLUS are not redeemed prior to maturity)
Trigger value:	85% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Auto-Callable Trigger PLUS.
Interest:	None

October 2017	Page 6

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

If the closing level of the underlier on the call observation date is greater than or equal to 115.50% of the initial underlier value, the Auto-Callable Trigger PLUS will be automatically redeemed for an amount per Auto-Callable Trigger PLUS equal to $11.55, or 115.50% of the stated principal amount. If the Auto-Callable Trigger PLUS are not redeemed prior to maturity, the Auto-Callable Trigger PLUS offer leveraged exposure to any positive performance of the underlier. In exchange for enhanced performance of 125% of any appreciation of the underlier if the Auto-Callable Trigger PLUS are not redeemed prior to maturity, investors are exposed to the risk of loss of a significant portion or all of their investment at maturity due to the trigger feature. If the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is greater than the initial underlier value, investors will receive the stated principal amount plus leveraged upside performance of the underlier at maturity. If the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, which is equal to 85% of the initial underlier value, investors will receive the stated principal amount of their investment at maturity. However, if the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than the trigger value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 85% of the stated principal amount and could be zero. Investors may lose their entire initial investment in the Auto-Callable Trigger PLUS. In addition, if the Auto-Callable Trigger PLUS are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final underlier value is greater than the initial underlier value. Moreover, the early redemption payment will be significantly less than the payment at maturity you would receive for the same level of appreciation of the underlier had the Auto-Callable Trigger PLUS not been automatically redeemed and instead remained outstanding until maturity.

Automatic Early Redemption Feature

On the call observation date, if the closing level of the underlier is greater than or equal to the call threshold level, the Auto-Callable Trigger PLUS will be automatically redeemed for an amount per Auto-Callable Trigger PLUS equal to the early redemption payment. No further payments will be made on the Auto-Callable Trigger PLUS after they have been redeemed. In addition, if the Auto-Callable Trigger PLUS are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final underlier value is greater than the initial underlier value. Moreover, the early redemption payment will be significantly less than the payment at maturity you would receive for the same level of appreciation of the underlier had the Auto-Callable Trigger PLUS not been automatically redeemed and instead remained outstanding until maturity.

Leveraged Performance

If the Auto-Callable Trigger PLUS are not redeemed prior to maturity, the Auto-Callable Trigger PLUS offer investors an opportunity to capture enhanced returns for any positive performance of the underlier relative to a direct investment in the underlier.

Trigger Feature

At maturity, even if the value of the underlier has declined over the term of the Auto-Callable Trigger PLUS, investors will receive their stated principal amount, but only if the final underlier value is greater than or equal to the trigger value.

Upside Scenario

The Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is greater than the initial underlier value. In this case, at maturity, the Auto-Callable Trigger PLUS pay the stated principal amount of $10 plus 125% of the underlier return.

Par Scenario

The Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value. In this case, at maturity, the Auto-Callable Trigger PLUS pay the stated principal amount of $10 per Auto-Callable Trigger PLUS even though the value of the underlier has declined.

Downside Scenario	The Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than the trigger value. In this case, at maturity, the Auto-Callable Trigger PLUS pay less than 85% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial underlier value to the final underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the Auto-Callable Trigger PLUS will pay $4.50 per Auto-Callable Trigger PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the Auto-Callable Trigger PLUS. Accordingly, investors could lose their entire investment in the Auto-Callable Trigger PLUS.

October 2017	Page 7

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Selected Purchase Considerations

The Auto-Callable Trigger PLUS are not suitable for all investors. The Auto-Callable Trigger PLUS may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek the potential for a fixed return equal to the early redemption payment if the closing level of the underlier on the call observation date is greater than or equal to the call threshold level, or anticipate that the final underlier value will be greater than the initial underlier value, and you are willing and able to accept the risk that, if the final underlier value is less than the trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of the Auto-Callable Trigger PLUS.

▪	You are willing and able to accept the risk that, if the Auto-Callable Trigger PLUS are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final underlier value is greater than the initial underlier value.

▪	You are willing and able to the risk that, if the Auto-Callable Trigger PLUS are redeemed prior to maturity, the early redemption payment will be significantly less than the payment at maturity you would receive for the same level of appreciation of the underlier had the Auto-Callable Trigger PLUS not been automatically redeemed and instead remained outstanding until maturity.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underlier, nor will you have any voting rights with respect to the securities composing the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Auto-Callable Trigger PLUS to maturity if the securities are not automatically redeemed.

▪	You are willing and able to assume our credit risk for all payments on the Auto-Callable Trigger PLUS.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Auto-Callable Trigger PLUS may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the closing level of the underlier will be less than the call threshold level on the call observation date or that the final underlier value will be less than the initial underlier value, or you are unwilling or unable to accept the risk that, if the final underlier value is less than the trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of the Auto-Callable Trigger PLUS.

▪	You are unwilling or unable to accept the risk that, if the Auto-Callable Trigger PLUS are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final underlier value is greater than the initial underlier value.

▪	You are unwilling or unable to accept the risk that, if the Auto-Callable Trigger PLUS are redeemed prior to maturity, the early redemption payment will be significantly less than the payment at maturity you would receive for the same level of appreciation of the underlier had the Auto-Callable Trigger PLUS not been automatically redeemed and instead remained outstanding until maturity.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underlier.

▪	You are unwilling or unable to accept the risk that the securities may be automatically redeemed prior to scheduled maturity.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Auto-Callable Trigger PLUS to maturity if the securities are not automatically redeemed.

▪	You are unwilling or unable to assume our credit risk for all payments on the Auto-Callable Trigger PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Auto-Callable Trigger PLUS. You should reach a decision whether to invest in the Auto-Callable Trigger PLUS after carefully considering, with your advisors, the suitability of the Auto-Callable Trigger PLUS in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Auto-Callable Trigger PLUS for investment.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Auto-Callable Trigger PLUS Work

The following diagrams and scenarios illustrate the payment upon automatic early redemption or at maturity on the Auto-Callable Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Auto-Callable Trigger PLUS
Call threshold level:	115.50% of the initial underlier value
Early redemption payment:	$11.55 per Auto-Callable Trigger PLUS (115.50% of the stated principal amount)
Leverage factor:	125%
Trigger value:	85% of the initial underlier value
Minimum payment at maturity:	None. You could lose your entire initial investment in the Auto-Callable Trigger PLUS.

Diagram #1: Call Observation Date

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Performance Leveraged Upside SecuritiesSM

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Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

Scenario Analysis

▪	Automatic early Redemption Scenario. On the call observation date, if the closing level of the underlier is greater than or equal to the call threshold level of 115.50% of the initial underlier value, under the terms of Auto-Callable Trigger PLUS, the Auto-Callable Trigger PLUS will be automatically redeemed for an amount per Auto-Callable Trigger PLUS equal to the early redemption payment of $11.55, or 115.50% of the stated principal amount. If the Auto-Callable Trigger PLUS are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final underlier value is greater than the initial underlier value. Moreover, the early redemption payment will be significantly less than the payment at maturity you would receive for the same level of appreciation of the underlier had the Auto-Callable Trigger PLUS not been automatically redeemed and instead remained outstanding until maturity.

▪	Upside Scenario. If the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is greater than the initial underlier value, at maturity investors will receive the $10 stated principal amount plus 125% of the appreciation of the underlier from the initial underlier value to the final underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a 3.75% return, or $10.375 per Auto-Callable Trigger PLUS.

▪	Under the terms of the Auto-Callable Trigger PLUS, if the underlier appreciates by 30%, investors would receive a 37.50% return, or $13.75 per Auto-Callable Trigger PLUS, at maturity. This is significantly more than the early redemption payment the investor would have received if the underlier had appreciated 30% or more as of the call observation date, and, as a result, the Auto-Callable Trigger PLUS were automatically redeemed.

▪	Par Scenario. If the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, at maturity investors will receive the stated principal amount of $10 per Auto-Callable Trigger PLUS.

▪	For example, if the underlier depreciates by 5%, at maturity investors would receive the $10 stated principal amount per Auto-Callable Trigger PLUS.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Downside Scenario. If the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than the trigger value, at maturity investors will receive an amount that is less than 85% of the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the Auto-Callable Trigger PLUS.

▪	For example, if the underlier depreciates 50%, investors would lose 50% of their principal and receive only $5.00 per Auto-Callable Trigger PLUS at maturity, or 50% of the stated principal amount.

If Not Redeemed Prior to Maturity, What Is the Total Return on the Auto-Callable Trigger PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the Auto-Callable Trigger PLUS, assuming the Auto-Callable Trigger PLUS are not redeemed prior to maturity. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of 100.00 and a hypothetical trigger value of 85.00 (or 85% of the hypothetical initial underlier value) and reflect the leverage factor of 125%. The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “S&P 500® Index Overview” below for recent actual values of the underlier. The actual initial underlier value and trigger value are set forth on the cover of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Auto-Callable Trigger PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Auto-Callable Trigger PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on Auto-Callable Trigger PLUS
150.00	50.00%	N/A	$16.250	62.50%
140.00	40.00%	N/A	$15.000	50.00%
130.00	30.00%	N/A	$13.750	37.50%
120.00	20.00%	N/A	$12.500	25.00%
110.00	10.00%	N/A	$11.250	12.50%
105.00	5.00%	N/A	$10.625	6.25%
100.00	0.00%	N/A	$10.000	0.00%
95.00	-5.00%	95.00%	$10.000	0.00%
90.00	-10.00%	90.00%	$10.000	0.00%
85.00	-15.00%	85.00%	$10.000	0.00%
84.99	-15.01%	84.99%	$8.499	-15.01%
80.00	-20.00%	80.00%	$8.000	-20.00%
70.00	-30.00%	70.00%	$7.000	-30.00%
60.00	-40.00%	60.00%	$6.000	-40.00%
50.00	-50.00%	50.00%	$5.000	-50.00%
40.00	-60.00%	40.00%	$4.000	-60.00%
30.00	-70.00%	30.00%	$3.000	-70.00%
20.00	-80.00%	20.00%	$2.000	-80.00%
10.00	-90.00%	10.00%	$1.000	-90.00%
0.00	-100.00%	0.00%	$0.000	-100.00%

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The Auto-Callable Trigger PLUS are not redeemed prior to maturity and the value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 110.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

$10 + leveraged upside payment

= $10 + ($10 × leverage factor × underlier return)

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (110.00 – 100.00) / 100.00 = 10.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 125% × 10.00%) = $1.25

Thus, the payment at maturity is equal to $11.25 per Auto-Callable Trigger PLUS, representing a 12.50% total return on the Auto-Callable Trigger PLUS.

Example 2: The Auto-Callable Trigger PLUS are not redeemed prior to maturity and the value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 90.00.

Because the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, the payment at maturity is equal to the stated principal amount of $10.0000 per Auto-Callable Trigger PLUS.

The total return on the Auto-Callable Trigger PLUS is 0.000%.

Example 3: The Auto-Callable Trigger PLUS are not redeemed prior to maturity and the value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 50.00.

Because the final underlier value is less than the trigger value, the payment at maturity is equal to $5.0000 per Auto-Callable Trigger PLUS, calculated as follows:

($10 × underlier performance factor)

= $10 × (final underlier value / initial underlier value)

= $10 × (50.00 / 100.00) = $5.0000

The total return on the Auto-Callable Trigger PLUS is -50.000%.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in the Auto-Callable Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Auto-Callable Trigger PLUS. Investing in the Auto-Callable Trigger PLUS is not equivalent to investing directly in the underlier or any of the securities composing the underlier. The following is a non-exhaustive list of certain key risk factors for investors in the Auto-Callable Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”; and

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

▪	The Auto-Callable Trigger PLUS do not pay interest or guarantee the return of any principal. The terms of the Auto-Callable Trigger PLUS differ from those of ordinary debt securities in that the Auto-Callable Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than the trigger value, which is 85% of the initial underlier value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each Auto-Callable Trigger PLUS by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity on the Auto-Callable Trigger PLUS and, accordingly, if the Auto-Callable Trigger PLUS are not redeemed prior to maturity, you could lose your entire initial investment in the Auto-Callable Trigger PLUS.

▪	If the Auto-Callable Trigger PLUS are redeemed following the call observation date, the appreciation potential of the Auto-Callable Trigger PLUS is limited to the early redemption payment. If the closing level of the underlier on the call observation date is greater than or equal to the call threshold level of 115.50% of the initial underlier value, the Auto-Callable Trigger PLUS will be automatically redeemed. In this scenario, the appreciation potential of the Auto-Callable Trigger PLUS is limited to the early redemption payment of $11.55 per Auto-Callable Trigger PLUS (115.50% of the stated principal amount) regardless of the actual appreciation of the underlier, and no further payments will be made on the Auto-Callable Trigger PLUS once they have been redeemed. In addition, if the Auto-Callable Trigger PLUS are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final underlier value is greater than the initial underlier value. Moreover, the early redemption payment will be significantly less than the payment at maturity you would receive for the same level of appreciation of the underlier had the Auto-Callable Trigger PLUS not been automatically redeemed and instead remained outstanding until maturity.

▪	Credit of issuer. The Auto-Callable Trigger PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Auto-Callable Trigger PLUS, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Auto-Callable Trigger PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Auto-Callable Trigger PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Auto-Callable Trigger PLUS, by acquiring the Auto-Callable Trigger PLUS, each holder of the Auto-Callable Trigger PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Auto-Callable Trigger PLUS losing all or a part of the value of your investment in the Auto-Callable Trigger PLUS or receiving a different security from the Auto-Callable Trigger PLUS, which may be worth significantly less than the Auto-Callable Trigger PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Auto-Callable Trigger PLUS. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Auto-Callable Trigger PLUS will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Auto-Callable Trigger PLUS. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Early redemption risk. The term of your investment in the Auto-Callable Trigger PLUS may be limited to as short as 18 months by the automatic early redemption feature of the Auto-Callable Trigger PLUS. If the Auto-Callable Trigger PLUS are redeemed prior to maturity, you will receive no further payments and may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Auto-Callable Trigger PLUS in a comparable investment with a similar level of risk in the event the Auto-Callable Trigger PLUS are redeemed prior to the maturity date. In addition, if the Auto-Callable Trigger PLUS are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final underlier value is greater than the initial underlier value. Moreover, the early redemption payment will be significantly less than the payment at maturity you would receive for the same level of appreciation of the underlier had the Auto-Callable Trigger PLUS not been automatically redeemed and instead remained outstanding until maturity.

▪	Investing in the Auto-Callable Trigger PLUS is not equivalent to investing in the underlier. Investing in the Auto-Callable Trigger PLUS is not equivalent to investing in the underlier or the securities composing the underlier. Investors in the Auto-Callable Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underlier.

▪	The Auto-Callable Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Auto-Callable Trigger PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Auto-Callable Trigger PLUS easily. Because other dealers are not likely to make a secondary market for the Auto-Callable Trigger PLUS, the price, if any, at which you may be able to trade your Auto-Callable Trigger PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Auto-Callable Trigger PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the Auto-Callable Trigger PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the Auto-Callable Trigger PLUS. The Auto-Callable Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Auto-Callable Trigger PLUS to maturity.

▪	If the Auto-Callable Trigger PLUS are not automatically redeemed prior to maturity, the final underlier value is not based on the value of the underlier at any time other than the valuation date. If the Auto-Callable Trigger PLUS are not automatically redeemed prior to maturity, the final underlier value will be based solely on the closing level of the underlier on the valuation date and the payment at maturity will be based solely on the final underlier value as compared to the initial underlier value. Therefore, if the Auto-Callable Trigger PLUS are not automatically redeemed prior to maturity and the value of the underlier has declined as of the valuation date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the final underlier value been determined at a time prior to such decline or after the value of the underlier has recovered. Although the value of the underlier on the maturity date or at other times during the term of your Trigger PLUS may be higher than the closing level of the underlier on the valuation date, you will not benefit from the value of the underlier at any time other than on the valuation date if the Auto-Callable Trigger PLUS are not automatically redeemed prior to maturity.

▪	Adjustments to the underlier could adversely affect the value of the Auto-Callable Trigger PLUS. The publisher of the underlier may discontinue or suspend calculation or publication of the underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Auto-Callable Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Auto-Callable Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the Auto-Callable Trigger PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, as a result, the call threshold level, which is the value at or above which the underlier must close in order for the Auto-Callable Trigger PLUS to be redeemed early, and the trigger value, which is the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the Auto-Callable Trigger PLUS if the Auto-Callable Trigger PLUS are not redeemed prior to maturity. Additionally, such hedging or trading activities during the term of the Auto-Callable Trigger PLUS, including on the call observation date or the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The market price of the Auto-Callable Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Auto-Callable Trigger PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Auto-Callable Trigger PLUS in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the Auto-Callable Trigger PLUS more than any other single factor, other factors that may influence the value of the Auto-Callable Trigger PLUS include:

o	the volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the securities composing the underlier;

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

o	interest and yield rates in the market;

o	time remaining until the Auto-Callable Trigger PLUS mature;

o	supply and demand for the Auto-Callable Trigger PLUS;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Auto-Callable Trigger PLUS if you try to sell your Auto-Callable Trigger PLUS prior to maturity.

▪	The estimated value of your Auto-Callable Trigger PLUS is lower than the initial issue price of your Auto-Callable Trigger PLUS. The estimated value of your Auto-Callable Trigger PLUS on the pricing date is lower than the initial issue price of your Auto-Callable Trigger PLUS. The difference between the initial issue price of your Auto-Callable Trigger PLUS and the estimated value of the Auto-Callable Trigger PLUS is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Auto-Callable Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Auto-Callable Trigger PLUS, and estimated development and other costs that we may incur in connection with the Auto-Callable Trigger PLUS.

▪	The estimated value of your Auto-Callable Trigger PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your Auto-Callable Trigger PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the Auto-Callable Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Auto-Callable Trigger PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Auto-Callable Trigger PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Auto-Callable Trigger PLUS in the secondary market. As a result, the secondary market price of your Auto-Callable Trigger PLUS may be materially different from the estimated value of the Auto-Callable Trigger PLUS determined by reference to our internal pricing models.

▪	The estimated value of your Auto-Callable Trigger PLUS is not a prediction of the prices at which you may sell your Auto-Callable Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Auto-Callable Trigger PLUS and may be lower than the estimated value of your Auto-Callable Trigger PLUS. The estimated value of the Auto-Callable Trigger PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Auto-Callable Trigger PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Auto-Callable Trigger PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Auto-Callable Trigger PLUS. Further, as secondary market prices of your Auto-Callable Trigger PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Auto-Callable Trigger PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Auto-Callable Trigger PLUS, secondary market prices of your Auto-Callable Trigger PLUS will likely be lower than the initial issue price of your Auto-Callable Trigger PLUS. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Auto-Callable Trigger PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Auto-Callable Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the Auto-Callable Trigger PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Auto-Callable Trigger PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Auto-Callable Trigger PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Auto-Callable Trigger PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Auto-Callable Trigger PLUS on the pricing date, as well as the secondary market value of the Auto-Callable Trigger PLUS, for a temporary period after the initial issue date of the Auto-Callable Trigger PLUS. The price at which Barclays Capital Inc. may initially buy or sell the Auto-Callable Trigger PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Auto-Callable Trigger PLUS.

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▪	We and our affiliates, and any dealer participating in the distribution of the Auto-Callable Trigger PLUS, may engage in various activities or make determinations that could materially affect your Auto-Callable Trigger PLUS in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the Auto-Callable Trigger PLUS, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Auto-Callable Trigger PLUS.

In connection with our normal business activities and in connection with hedging our obligations under the Auto-Callable Trigger PLUS, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Auto-Callable Trigger PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Auto-Callable Trigger PLUS into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Auto-Callable Trigger PLUS.

In addition, the role played by Barclays Capital Inc., as the agent for the Auto-Callable Trigger PLUS, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Auto-Callable Trigger PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Auto-Callable Trigger PLUS and such compensation or financial benefit may serve as an incentive to sell the Auto-Callable Trigger PLUS instead of other investments. Furthermore, we and our affiliates establish the offering price of the Auto-Callable Trigger PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the Auto-Callable Trigger PLUS or any of its affiliates conducts hedging activities for us in connection with the Auto-Callable Trigger PLUS, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the Auto-Callable Trigger PLUS to you. This additional projected profit may create a further incentive for the participating dealer to sell the Auto-Callable Trigger PLUS to you.

In addition to the activities described above, we will also act as the calculation agent for the Auto-Callable Trigger PLUS. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the Auto-Callable Trigger PLUS. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the underlier is discontinued or if the sponsor of the underlier fails to publish the underlier, selecting a successor underlier or, if no successor underlier is available, determining any value necessary to calculate any payments on the Auto-Callable Trigger PLUS; and calculating the value of the underlier on any date of determination in the event of certain changes in or modifications to the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Auto-Callable Trigger PLUS, and any of these determinations may adversely affect any payments on the Auto-Callable Trigger PLUS.

▪	The U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Auto-Callable Trigger PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Auto-Callable Trigger PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Auto-Callable Trigger PLUS as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the Auto-Callable Trigger PLUS, the tax consequences of the ownership and disposition of the Auto-Callable Trigger PLUS could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Auto-Callable Trigger PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Auto-Callable Trigger PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

October 2017	Page 16

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index Overview

The underlier consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the underlier, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX were added to the universe of securities that are eligible for inclusion in the underlier and, effective March 10, 2017, the minimum unadjusted company market capitalization for potential additions to the underlier was increased to $6.1 billion from $5.3 billion. In addition, as of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the underlier, but securities already included in the underlier have been grandfathered and are not affected by this change.

Information about the underlier as of market close on October 20, 2017:

Bloomberg Ticker Symbol:	SPX	52 Week High:	2,575.21
Current Closing Level:	2,575.21	52 Week Low:	2,085.18
52 Weeks Ago (10/21/2016):	2,141.16

The following table sets forth the published high, low and period-end closing levels of the underlier for each quarter for the period of January 3, 2012 through October 20, 2017. The associated graph shows the closing levels of the underlier for each day in the same period. The closing level of the underlier on October 20, 2017 was 2,575.21. We obtained the closing levels of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing level of the underlier during the term of the Auto-Callable Trigger PLUS, including on the call observation date or the valuation date. We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment.

S&P 500® Index	High	Low	Period End
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83

October 2017	Page 17

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter (through October 20, 2017)	2,575.21	2,529.12	2,575.21

Underlier Historical Performance*— January 3, 2012 to October 20, 2017

* The dotted line indicates the trigger value of 85% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

October 2017	Page 18

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the Auto-Callable Trigger PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 Auto-Callable Trigger PLUS
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Auto-Callable Trigger PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the Auto-Callable Trigger PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, upon a sale or exchange of the Auto-Callable Trigger PLUS (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Auto-Callable Trigger PLUS, which should equal the amount you paid to acquire the Auto-Callable Trigger PLUS. This gain or loss should be long-term capital gain or loss if you hold your Auto-Callable Trigger PLUS for more than a year, whether or not you are an initial purchaser of Auto-Callable Trigger PLUS at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Auto-Callable Trigger PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Auto-Callable Trigger PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Auto-Callable Trigger PLUS do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Auto-Callable Trigger PLUS with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Auto-Callable Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Auto-Callable Trigger PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Auto-Callable Trigger PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the Auto-Callable Trigger PLUS by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and

October 2017	Page 19

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due October 23, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

other transactions by us or our affiliates could affect the value of the underlier, the market value of the Auto-Callable Trigger PLUS or any amounts payable on your Auto-Callable Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.
ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Validity of the Auto-Callable Trigger PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Auto-Callable Trigger PLUS offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Auto-Callable Trigger PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the Auto-Callable Trigger PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.25 for each Auto-Callable Trigger PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each Auto-Callable Trigger PLUS.

We expect that delivery of the Auto-Callable Trigger PLUS will be made against payment for the Auto-Callable Trigger PLUS on the original issue date indicated on the cover of this document, which is expected to be more than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Auto-Callable Trigger PLUS on any date prior to two business days before delivery will be required, by virtue of the fact that the Auto-Callable Trigger PLUS will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

October 2017	Page 20